Exhibit 99.1  Press Release

Mid-America Apartment Communities, Inc.
First quarter, 2001 earnings release

FIRST QUARTER EARNINGS ABOVE EXPECTIONS

MAA (NYSE) earnings above expectations

o Funds From Operations (FFO) of 69 cents per share for the first quarter, 2001; one cent per share above consensus expectations

o New development properties continue to lease up as expected, making steadily growing contribution to share value, FFO per share, and financial strength

o Southeast, south central and Texas markets are in good shape; few pockets of weakness matched by others of strength. Diversified, relatively new portfolio is well positioned in areas of stable demand and diversified job formation

o    Occupancy remains sound at 94.9%. Resident turnover dropped by 2%

o 1.8 million shares repurchased in the latest six quarters, adding to share value

Mid-America  Apartment  Communities,  Inc. today announced Funds From Operations
(FFO) of 69.2(cent) per share for the first quarter which ended March 31, 2001. "Earnings were above consensus expectations, aided by a 1(cent) gain on the sale of surplus land which had been anticipated for the second quarter" said George
E. Cates, Chairman and CEO. "As anticipated and forecasted, FFO per share was 2% below the year earlier quarter, mostly a consequence of recycling capital from the profitable sales last year of several mature, earning properties but whose prospects were waning. Those sale proceeds were deployed into new, value-generating development units, now moving toward full production throughout this year and next. We expect continued improvement in year over year comparisons as these new properties become fully productive."

"Our $2.83-$2.87 per share FFO forecast for 2001 remains intact. We continue to expect FFO growth to accelerate in the second half of the year as more new development properties achieve `stabilization'. True return - share value growth plus cash paid out - to our owners continues to grow at a solid rate, in accord with our strategic focus."

"Our markets as a whole are stable" said H. Eric Bolton, Jr., President and Chief Operating Officer. "While we saw some increase in new supply pressures over the slower-leasing winter months in a few of our markets, same store occupancy at March 31 was 95.2%, essentially unchanged from 95.4% a year earlier. Resident turnover pressures generated from home buying and job transfers eased slightly during the quarter, as turnover dropped by 2.2% in the first quarter compared to a year ago."

"Rental rates for both the total portfolio and same store group grew 3.1% as did actual revenue yield per unit. On a same store basis, total revenues increased 2.7%. Property level operating expenses increased only 1.9% for the quarter. Total operating expenses (including property taxes and casualty insurance) increased 2.5%, pressured by property insurance increases. Net operating income grew 2.8%, in line with forecasts. We continue to foresee NOI growth in the 2.0-2.75% range for the next year or so."

"Most new supply pressure has come in our Memphis and Jackson, MS markets, with a few isolated pockets of weakness in South Carolina. Notably strong markets include Austin, Atlanta and most other Georgia markets, Dallas, Houston, Little Rock, and most of Florida, especially Jacksonville. As detailed at our web page, www.maac.net, overall occupancy at 94.9% continues to outperform our markets. Our well-diversified portfolio, with a solid mix of major-, large-, and medium-tier markets throughout the thirteen-state southeast, south central and Texas area, is properly positioned for solid long-term performance. These sunbelt states remain the most vibrant job growth areas in the country and should continue, over time, to deliver the best risk-adjusted performance. Additionally, we expect continued strong demand for multifamily housing throughout our regional focus area from growing echo-boomer demand. Our markets, with their widely diversified job bases and steadily growing apartment housing needs, have for the most part avoided the volatile swings of the coastal markets."

"New development lease up activities are on target. Four of the five remaining development communities, representing 1,367 units and an investment of $105 million, are essentially complete and now leasing up, presently 67% occupied (75% leased). We expect to complete lease-up throughout the remainder of the year and into the spring, 2002. The initial units of the third and final phase of The Reserve at Dexter Lake (244 apartments) in Memphis are to be delivered during the second half year with the final units expected to be delivered early next year, and we are already well into pre-leasing" said Bolton. "Short term FFO pressure, an inescapable part of the development process, peaked in 1999 and now lessens steadily. The value-building benefits of this investment will show increasingly as we enter the prime leasing quarters this summer."

Simon Wadsworth, CFO: "Subject to variables such as market conditions and the pace of new development leasing, our base forecast for 2001 FFO per share is 71(cent) for the second quarter; 72(cent) for each of the third and fourth quarters, equaling $2.84 for the year. The quarter just ended will have been the toughest, as expected. We dealt successfully with the demands of leasing 366 newly delivered units during deepest winter, traditionally the weakest leasing season of the year. The leasing outlook now turns progressively better."

"Revenue yield per unit is increasing faster than same store revenue per unit, reflective of the unrelenting upgrading of our award winning portfolio. Mid-America continues to earn more independent recognition for portfolio excellence than other apartment REITs. Portfolio rent is typically 30%-32% of household incomes in our market areas, as with other upper-end portfolios," said Bolton.

Wadsworth: "The first quarter of this year was, as expected, the most demanding as the carrying costs peaked on the four development properties. As each unit is leased, financial flexibility improves. We now have only $13 million remaining to fund for our entire $300 million development program, the majority of which pertains to the third and final phase of The Reserve at Dexter Lake, which is proceeding on schedule and within budget. These funding needs notwithstanding, almost $3 million of MAA shares have been repurchased this year at prices well below net asset value."

"While contracts have not been finalized, we expect sales during the third quarter of two mature properties for approximately $22 million, at an average cap rate of 8.5%. We plan to recycle the proceeds to pay down debt, repurchase stock, and possibly to seed a joint venture to acquire and reposition apartment properties. Joint ventures can work well to provide an exceptional return on equity, helping us to spread our fixed costs on a modest investment. Already one of the newest in the industry at 12 years, our portfolio average age continues to drop with each sale of older assets and the delivery of new development units."

"As planned, we took advantage of a debt market rally during the quarter to fix interest rates through a five-year swap on $25 million of variable rate debt at 6.2%. We anticipate almost $100 million of debt refinancing in the next three months, using our existing Fannie Mae credit facility and a new Fannie Mae tax-free bond credit facility now being negotiated. Together with improved terms on a revised $70 million bank credit facility, we expect interest expense savings of 3 1/2 (cent)/share (annualized), included in our forecast."

"Our strong financial position, including sound dividend coverage, has already improved considerably and will strengthen further as the development pipeline is completed and `stabilized'. Return on assets remains strong and is rising steadily as the pipeline matures. Our balance sheet is conservatively structured for the apartment business which over the years, especially in our very well diversified markets, has been remarkably stable in both good times and bad."

"Our flexible strategy remains sound," said Cates, "acknowledging the reality and taking advantage of real estate cycles. No single purpose strategy - whether development, size for its own sake, or acquisition based - can add to share value reliably or for very long. As opposed to those risky single-focus strategies, our flexible strategy focuses on the most prudent and best use of capital at a given segment of the cycle. Our strategy works, and increasingly shows its worth as we continue to deliver a true return in the mid-teens to our owners (about 2/3 of that as cash).

A conference call will be held on Tuesday, May 1, 2001 at 10AM (CDT) to discuss first quarter matters. Call in number is 847-413-3712; moderator's name George
E. Cates; conference ID 3860107 or "Mid-America Apartment Communities." The conference will also be available on digital replay. To access the replay, dial 630-652-3000 and enter the passcode 3860107, through May 7. A transcript will also be available on our web site, www.maac.net, shortly after the call.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements about anticipated growth rate of revenues and expenses, anticipated lease-up (and rental concessions) at development properties, costs remaining to complete development properties, planned disposition, disposition pricing, and planned acquisitions and developments. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, construction delays that could cause additional apartment units to reach the market later than anticipated, changes in interest rates, and other items that are difficult to control such as insurance rates, increases in real estate taxes ,and other general risks inherent in the apartment business. Reference is hereby made to the filings of Mid-America
Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

                         MID-AMERICA APARTMENT COMMUNITIES, INC. ("MAA")
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (Unaudited)
                          (Dollars in thousands - except per share data)
                                                                  Three months ended March 31,
                                                              -------------------------------------
                                                                         2001                 2000
                                                              ---------------- --------------------
Property revenues                                                    $ 56,281             $ 54,914
Property operating expenses                                            20,802               20,314
---------------------------------------------------------------------------------------------------
Net operating income                                                   35,479               34,600
Interest and other non-property income                                    287                  355
Management and development income, net                                    188                  180
FFO from real estate joint ventures                                       168                  258
Property management expenses                                            2,589                2,451
General & adminstrative                                                 1,441                1,329
Interest expense                                                       13,459               12,220
Gain on sale of non-depreciable assets                                    234                    -
Preferred dividend distribution                                         4,028                4,030
Depreciation and amortization non-real estate assets                      167                   96
Amortization of deferred financing costs                                  529                  714
---------------------------------------------------------------------------------------------------
Funds from operations                                                  14,143               14,553

Depreciation and amortization                                          12,830               13,363
Joint venture depreciation adjustment included in FFO                     313                  299
Preferred dividend distribution add back                               (4,028)              (4,030)
---------------------------------------------------------------------------------------------------
Income before gain on sale of assets, minority interest
  and extraordinary item                                                5,028                4,921
Net gain/(loss) on sale of assets                                         (65)               2,991
Minority interest in operating partnership income                        (102)                (540)
---------------------------------------------------------------------------------------------------
Net income before extraordinary item                                    4,861                7,372
Ex item - Loss on debt extinguishment , net of MI                           -                   56
Preferred dividend distribution                                         4,028                4,030
---------------------------------------------------------------------------------------------------
Net income available for common shareholders                         $    833             $  3,286
===================================================================================================

PER SHARE DATA:
Funds from operations per share - Basic                              $   0.69             $   0.71
Funds from operations per share - Fully Diluted                      $   0.69             $   0.71
Net income available for common shareholders
     before extraordinary items - Basic                              $   0.05             $   0.21
Net income available for common shareholders
     after extraordinary items - Basic                               $   0.05             $   0.20
Dividend declared per common share                                   $   0.585            $   0.580

OTHER DATA:
Weighted average common shares and units - Basic                       20,416               20,591
Weighted average common shares and units - Fully Diluted               20,446               20,616
Number of apartment units with ownership interest,
     excluding development units not delivered                         33,778               33,937
Apartment units added during period, net                                  166                   36

                                   CONSOLIDATED BALANCE SHEETS
                                      (Dollars in thousands)
                                                                   (Unaudited)
                                                               March 31, 2001    December 31, 2000
                                                              ---------------- --------------------
Assets:
Real estate assets, net                                            $1,239,927           $1,244,475
Cash and cash equivalents, including restricted cash                   31,806               33,567
Other assets                                                           22,814               25,729
---------------------------------------------------------------------------------------------------
    Total assets                                                   $1,294,547           $1,303,771
===================================================================================================

Liabilities:
Bonds and notes payable                                            $  791,245           $  781,089
Other liabilities                                                      30,944               37,306
---------------------------------------------------------------------------------------------------
    Total liabilities                                                 822,189              818,395

Shareholders' equity and minority interest                            472,358              485,376
---------------------------------------------------------------------------------------------------
    Total liabilities & shareholders' equity                       $1,294,547           $1,303,771
===================================================================================================

Exhibit 99.2  Supplemental Data

Supplementary Financial Information
1st Quarter 2001
Financial Statistics ( in 000's, except per share data)

------------------------------------------------------------------------------------------------------------------------------------
                                                                      Payment          Payment           Record
Dividends Information (latest declaration):                         per share             Date             Date
                                                              ----------------  ---------------  ---------------
Common Dividend - quarterly                                           $0.5850        4/30/2001        4/23/2001
Preferred Series A - monthly                                          $0.1979        5/15/2001         5/1/2001
Preferred Series B - monthly                                          $0.1849        5/15/2001         5/1/2001
Preferred Series C - quarterly                                        $0.5859        4/15/2001         4/1/2001

------------------------------------------------------------------------------------------------------------------------------------

                                                                   Annualized
ROA:                                                             1st Qtr 2001    Trailing 4 Qtrs
                                                              ----------------  -----------------
Gross Real Estate Assets, Average                                  $1,436,556       $1,421,206
EBITDA                                                             $  127,188       $  127,149
EBITDA/Gross Real Estate Assets (%)                                       8.9%             8.9%

------------------------------------------------------------------------------------------------------------------------------------

                                                                 1st Qtr 2001     1st Qtr 2000
                                                              ----------------  ---------------
Common and Preferred Dividends as % of FFO                                 88%              86%
EBITDA/Debt Service (1)                                                  2.15             2.22
EBITDA/Fixed Charges (2)                                                 1.69             1.73
Total Debt as % of Gross Real Estate Assets                                55%              54%
MAA portion of JV debt                                                $27,893          $57,518
Capitalized Interest YTD                                              $   476          $   973

------------------------------------------------------------------------------------------------------------------------------------

FAD:                                                             1st Qtr 2001     1st Qtr 2000
                                                              ----------------  ---------------
FFO                                                                   $14,143          $14,553
Average Units                                                          30,913           31,155
Average Shares - Fully Diluted                                         20,446           20,616
Recurring Capex (annual $400/unit)                                    $ 3,091          $ 3,116
FAD                                                                   $11,052          $11,437
Free Cash Flow (3)                                                    $11,748          $12,247
Per Share (Diluted):
FFO                                                                   $  0.69          $  0.71
FAD                                                                   $  0.54          $  0.55
Free Cash Flow (3)                                                    $  0.57          $  0.59
Distribution                                                          $  0.585         $  0.580

------------------------------------------------------------------------------------------------------------------------------------

                                                                 Principal       Average Years
Debt:                                                             Balance         To Maturity     Average Rate
                                                              ----------------  ---------------  ---------------
Fixed Rate -Conventional                                             $503,664              8.3             7.4%
Fixed Rate -Tax-free                                                   93,844             22.4             6.2%
Line of Credit - Swapped to Fixed Rate                                100,000              6.8             7.3%
Variable Rate - Tax-free                                               31,817             26.6             4.6%
Variable Rate - Conventional                                           61,920              8.1             7.3%
                                                              --------------------------------------------------
Total                                                                $791,245             10.5             7.1%
                                                              ==================================================

                                                                 Scheduled                                           Avg. Rate for
Future Payments as of March 31, 2001:                            Amortization     Maturities          Total          Maturities
                                                              -----------------  --------------  ---------------  ----------------
                                                         2001        $  3,465         $ 59,550         $ 63,015        8.4%
                                                         2002           4,766           20,240           25,006        7.4%
                                                         2003           4,512          161,821          166,333        6.6%
                                                         2004           4,406           71,168           75,574        7.7%
                                                         2005           4,205           36,124           40,329        6.8%
                                                   Thereafter         168,717          252,271          420,988        7.1%
                                                              --------------------------------------------------------------------
                                                        Total        $190,071         $601,174         $791,245        7.1%
-----------------------------------------------------------------------------------------------------------------------------------

(1) Annualized EBITDA for trailing six months to annualized debt service (aggregate of principal and interest) for same period.

(2) Annualized EBITDA for trailing six months to annualized fixed charges (aggregate of preferred distributions, principal and interest) for same period.

(3) Includes addback of other non-cash items, primarily non-real depreciation and amortization.

Supplementary Financial Information
1st Quarter 2001
Apartment Data (end of period)

--------------------------------------------------------------------------------------------------------------
All Properties:                                              March 2001        March 2000     Percent Change
                                                           ----------------  ---------------- ----------------
               Total Units, including ownership interests       33,778            33,937            -0.5%
                               Average Rental Rate (1) (2)     $645.50           $626.40             3.1%
                                Physical Occupancy (1) (2)        94.9%             95.4%           -0.5%
--------------------------------------------------------------------------------------------------------------

Same Store (1):                                            1st Qtr 2001      1st Qtr 2000
                                                           ----------------  ----------------
                                                  Revenue          $50,978           $49,657             2.7%
                                                           ----------------  ----------------
                                       Operating Expenses           12,416            12,183             1.9%
                                   RE Taxes and Insurance            5,828             5,617             3.8%
                                                           ----------------  ----------------
                                           Total Expenses           18,244            17,800             2.5%
                                                           ----------------  ----------------
                                                      NOI          $32,734           $31,857             2.8%
                                                           ================  ================
                                                    Units           27,997            27,997
                                      Average Rental Rate          $640.32           $621.35             3.1%
                                       Physical Occupancy             95.2%             95.4%           -0.2%
--------------------------------------------------------------------------------------------------------------

                                                                                      December 2000
                                                                             ---------------------------------
                                                             March 2001            MAA            Market
Average Occupancy by Geographic Market:                      Occupancy (2)    Occupancy (2)      Occupancy
                                                           ----------------  -----------------  --------------
                                                  Alabama            93.8%             93.5%            92.3%
                                      Arkansas & Missouri            96.2%             94.4%            95.5%
                                          Chattanooga, TN            93.3%             95.7%            95.9%
                             Florida (except Jacksonville)           94.7%             93.5%            93.7%
                                                  Georgia            96.5%             94.9%            91.0%
                                              Jackson, TN            91.9%             95.6%            94.8%
                                         Jacksonville, FL            95.0%             95.1%            94.0%
                                          Kentucky & Ohio            95.2%             94.2%            92.2%
                                              Memphis, TN            93.4%             92.4%            90.5%
                                              Mississippi            94.2%             91.3%            91.4%
                                            Nashville, TN            94.0%             94.3%            93.9%
                                North Carolina & Virginia            96.7%             96.0%            94.6%
                                           South Carolina            94.7%             94.4%            93.1%
                                                    Texas            96.5%             96.6%            95.3%
--------------------------------------------------------------------------------------------------------------

MAA Average Rental Rate by Geographic Market (1) (2):        March 2001        March 2000     Percent Change
                                                           ----------------  ---------------- ----------------
                                                  Alabama          $641.30           $633.70             1.2%
                                      Arkansas & Missouri          $592.40           $572.60             3.5%
                                          Chattanooga, TN          $650.60           $638.40             1.9%
                             Florida (except Jacksonville)         $687.30           $674.20             1.9%
                                                  Georgia          $699.50           $677.90             3.2%
                                              Jackson, TN          $600.60           $589.60             1.9%
                                         Jacksonville, FL          $659.30           $638.80             3.2%
                                          Kentucky & Ohio          $627.10           $612.00             2.5%
                                              Memphis, TN          $621.00           $597.30             4.0%
                                              Mississippi          $564.90           $550.00             2.7%
                                            Nashville, TN          $678.70           $668.10             1.6%
                                North Carolina & Virginia          $644.70           $603.90             6.8%
                                           South Carolina          $612.30           $595.70             2.8%
                                                    Texas          $647.10           $627.20             3.2%
--------------------------------------------------------------------------------------------------------------

MAA Owned Properties, including Ownership Interests
As of December 31, 2000                                         Properties        Apartments  Percent of Total
                                                           ----------------  ---------------- ----------------
                                                  Alabama                4               952               3%
                                      Arkansas & Missouri                4             1,128               3%
                                          Chattanooga, TN                4               943               3%
                             Florida (except Jacksonville)              13             3,758              11%
                                                  Georgia               22             5,707              17%
                                              Jackson, TN                5               904               3%
                                         Jacksonville, FL                8             2,726               8%
                                          Kentucky & Ohio                8             1,962               6%
                                              Memphis, TN               11             4,208              12%
                                              Mississippi               10             2,382               7%
                                            Nashville, TN                4             1,158               3%
                                North Carolina & Virginia                4             1,034               3%
                                           South Carolina               12             2,604               8%
                                                    Texas               15             4,312              13%
                                                           ----------------  ----------------  ---------------
                                                    Total              124            33,778             100%
--------------------------------------------------------------------------------------------------------------

(1) Prior year information restated to represent units currently owned.
(2) Information represents owned properties not in lease-up.

Supplementary Financial Information
1st Quarter 2001
Development Pipeline Summary ($ in 000's)

------------------------------------------------------------------------------------------------------------------------------------
                                                       Current               Actual/Forecast
                                                                        --------------------------------
                                                Total Estimated Cost to   Construction  Initial  Stabil-        Apartments
                                                                                                         -------------------------
                                                Units   Cost      Date   Start  Finish Occupancy ization Available Leased Occupied
                                               ------ --------- ------- ------ ------- --------- ------- --------- ------ --------
Completed Communities:
In Lease-up                      Location
Grand Reserve Lexington          Lexington, KY   370  $ 33,355 $ 32,842 3Q1998  3Q2000  4Q1999   3Q2001       370     258     212
Kenwood Club at the Park         Katy, TX        320    18,248   18,248 2Q1999  2Q2000  1Q2000   2Q2001       320     285     270
Reserve at Dexter Lake Phase II  Memphis, TN     244    16,821   16,589 2Q1999  1Q2001  1Q2000   2Q2001       242     220     214
Grande View Nashville            Nashville, TN   433    36,839   34,909 1Q1999  2Q2001  3Q2000   1Q2002       432     254     217

                                               ------------------------                                  -------------------------
Total Completed Communities                    1,367  $105,263 $102,588                                     1,364   1,017     913
                                               ========================                                  =========================

Under Construction / Pre-development
Reserve at Dexter Lake Phase III Memphis, TN     244    16,869    6,225 3Q2000  4Q2001  2Q2001   3Q2002
                                                                                                         -------------------------
                                               ------------------------

Total Units in Lease-up/Development            1,611  $122,132 $108,813                                     1,364   1,017     913
                                               ========================                                  =========================

------------------------------------------------------------------------------------------------------------------------------------